EXHIBIT 10.24

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), dated as of June 15, 2007 (the “Effective Date”), is made by and among Leslie’s Poolmart, Inc. (the “Company”), Leslie’s Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Company, the “Companies”) and Steven L. Ortega (“Executive”).

RECITALS

A. The Company is a corporation organized under the laws of Delaware. It is engaged in the business of marketing pool supplies and related pool equipment and products.

B. Holdings was formed in February 2007 and owns 100% of the voting stock of the Company.

C. Executive and the Company are parties to that Executive Employment Agreement April 22, 2005 and amended July 1, 2005 governing the Company’s employment of Executive (the “Original Agreement”). The Company, Holdings and Executive wish to supplement and restate the Original Agreement in its entirety.

D. The Company wishes to continue the employment of Executive as Chief Financial Officer of the Company and Holdings wishes Mr. Ortega to serve as its Chief Financial Officer, and Executive desires to be so employed by the Company and to act in such capacities.

The parties agree as set forth below:

1. Employment. The Company agrees to continue to employ Executive to render the services specified herein on the terms and conditions and for the compensation herein provided, and Executive accepts such employment.

2. Term. The term of employment of Executive commenced on the date of the Original Agreement (the “Start Date”) and will last for five years (the “Term of Employment”) from the Start Date. The Term of Employment will automatically extend for successive one-year periods following the fifth anniversary of the Start Date, unless:

(a) The Company or the Executive delivers written notice to the other party no later than ninety (90) days prior to the fifth anniversary of this Agreement or any subsequent anniversary of the Start Date as the case may be, of intent not to renew; or

(b) Executive’s employment is terminated in accordance with Sections 5, 6 or 7.

Any extension under this section shall be considered part of the “Term.”

3. Position and Duties. During the Term of Employment, Executive will serve as Executive Vice President and Chief Financial Officer of Holdings and the Company. Executive will have responsibilities and authority, and perform executive duties, appropriate to his position. Excluding periods of vacation and sick leave, Executive is to devote substantially his full attention and time to his responsibilities to Holdings and the Company. However, he may serve on boards and committees of other businesses or industrial groups, attend to personal investments, and engage in civic and charitable endeavors, provided that such activities are not competitive with the business of Company and do not unduly interfere with Executive’s attention to his responsibilities under the Agreement. During the Term, the Companies will nominate and recommend Executive for reelection to the Boards of Directors of the Companies at each appropriate meeting of stockholders and Executive agrees to serve on the Boards of Directors of the Companies.

If, during the Term, the Company offers, and the Executive accepts, a position different than that described in Section 3, and such new position represents a Material Diminution in position or requires Relocation (as those terms are defined in Section 6(b)), then the Executive shall have no more than 60 days after beginning work in such new position to exercise the Good Reason termination clause under Section 6(b); following which 60-day period, if he has not then so terminated, Executive shall be deemed to have thereafter waived all rights to terminate for Good Reason in respect of such Material Diminution or Relocation.

4. Compensation and Benefits.

(a) Base Salary. Executive’s base salary will be no less than $330,750 less normal withholdings per year, paid in accordance with Company’s standard payroll practices.

(b) Executive Bonus Plan. Executive will participate in Company’s bonus plan applicable to its senior executives. Executive’s target bonus will be at least 60% of his base salary in effect for the fiscal year and the plan shall provide for a minimum bonus of 50% of target upon achievement of threshold performance. The annual bonus thereafter will be paid in accordance with Company’s standard bonus payment practices.

(c) Expenses. Executive shall be entitled to receive prompt reimbursement for all expenses reasonably and necessarily incurred by Executive in performing his duties hereunder, in accordance with the Company’s then existing practices and policies for executives and subject to the approval of the Chairman of the Board or his designee.

(d) Cash Allowance. Company will pay Executive an annual cash allowance for expenses that relate to his employment which might be considered partially or wholly personal in nature. The allowance will be $16,500.00 for 2007, increased annually by 5%, plus an amount equal to the Federal, state and local taxes he will incur as a result of such payment. The Cash Allowance will be paid to Executive at the same time as it is regularly paid to other executives entitled to a comparable benefit.

(e) Benefit Plans and Other Fringe Benefits. Executive shall be eligible to participate in any medical, dental, life insurance, disability, retirement, profit-sharing, savings, stock option plan or stock-based compensation plans made generally available by the Company to executives of the Company presently or in the future, subject to and on a basis consistent with the terms, conditions and administration of any such plan. In addition, Executive shall be entitled to vacation and sick leave benefits in accordance with the policies applicable to other senior executives of the Company, provided however that Executive shall be entitled to not less than four (4) weeks paid vacation each calendar year. Permission to exceed the maximum accrual of vacation hours must be approved in writing by the Chairman of the Board of the Company.

5. Termination of Employment by Company.

(a) Termination For Cause. Executive’s employment with the Company may be terminated at any time by the Boards of Directors of the Companies for cause. The Company will pay to Executive within 30 days of termination for cause (i) any unpaid base salary that has been earned at the time of such termination; (ii) a pro-rata portion of the cash allowance for the year less any amount previously disbursed in that year, (iii) any reimbursements to which he was entitled; (iv) compensation for accrued but unused vacation; (v) and any other amounts or benefits due after the termination of employment under the terms of other agreements, awards, plans’ arrangements, policies or programs.

(b) “Cause”. For purposes of this Agreement, “Cause” means:

(i) Executive’s breach of this Agreement or of a material Company policy;

(ii) the engaging by Executive in willful, reckless or grossly negligent misconduct; or

(iii) Executive’s indictment, charge, conviction or guilty plea (or plea of nolo contendere) with respect of an offense involving moral turpitude or a felony.

(iv) Executive failing or refusing to perform any material obligation or to carry out the reasonable directives of the Executive’s supervisor consistent with his duties under Section 3, and the Executive fails to cure the same within a period of 10 days after written notice of such failure is provided to the Executive by the Company.

(c) Termination Without Cause. Executive’s employment may be terminated without cause at any time by the Board of Directors of the Company without any required period of notice. However, if Executive’s employment is terminated without cause, the Company shall pay or provide the following payments and benefits to executive (subject to applicable withholding):

(i) all amounts and benefits specified in Section 5(a) above;

(ii) 200% of the sum of (A) Executive’s base salary in effect at the time of the termination, plus (B) his target bonus for the year of termination to be paid in accordance with Company’s normal payroll procedures and as a lump sum in respect of the amount attributable to the first 12 months after termination of employment, paid to Executive no later than 14 days after the termination date;

(iii) Company will reimburse Executive for the premium payable by him for health and medical-care insurance coverage of Executive and his dependents under COBRA for a period of 18 months after the termination, or as otherwise required by law; and

(iv) The Executive shall be entitled to independent, offsite, executive career transition and outplacement services provided by a nationally recognized outplacement firm, including one-on-one coaching covering reemployment, career changes, entrepreneurial/consulting ventures, etc., and access to comprehensive office and administrative services for a period not to exceed six months following Executive’s termination of employment. Such outplacement services will be provided by an organization selected mutually by the Executive and the Company and paid for by the Company.

6. Executive Termination.

(a) Voluntary Termination. During the Term, the Executive may terminate his employment for any reason upon not less than 30 days prior written notice to the Company and Holdings; provided, that the Companies may accelerate the Executive’s employment termination date to the date on which the Executive gives the Company notice of termination or on any date between such dates. If the Company accelerates the Executive’s termination date, the Executive shall be paid the amounts and benefits specified in Section 5(a) above as if he had worked the entirety of the actual notice period, but not in excess of 30 days.

(b) Good Reason Termination. Notwithstanding paragraph 6(a), the Executive may terminate his employment for “Good Reason” in accordance with and during the period specified in Section 3 above upon 15 day’s prior notice to the Company. For this purpose, “Good Reason” shall be deemed to exist if

(i) there is a material diminution in title and/or duties, responsibilities or authority of the Executive (“Material Diminution”);

(ii) the Company requires the Executive to move to another location of the Company or any affiliate and the distance between the new job site is at least 50 miles away from Metropolitan Phoenix, Arizona (“Relocation”);

(iii) there is a willful failure or refusal by the Company to perform any material obligation under this Agreement; or

(iv) there is a reduction in the Executive’s Base Salary or annual bonus target amount.

In each such case, the Executive shall provide the Company and Holdings with written notice of the grounds for a Good Reason termination, and the Companies shall have a period of 10 days to cure after receipt of the written notice. Resignation by the Executive following the Companies’ cure or before the expiration of the 10-day cure period shall constitute a voluntary resignation and not a termination for Good Reason. If, during the Term, the Executive terminates his employment for Good Reason, the Executive will be entitled to the amounts and benefits provided in Sections 5(c)(i) through (iv).

7. Mitigation. Executive agrees that upon any termination pursuant to Section 5(c) hereof, Executive shall have a duty to mitigate his damages to the extent required hereunder. Executive will not be obligated to actively seek employment or to accept employment unsatisfactory to Executive. Moreover as to the first twelve months of salary payments, and the pro rata portion corresponding to such twelve months in respect of the bonus payments provided for above, the deduction provided in the next sentence will not apply. Thereafter, and with prospective effect Executive agrees that if he obtains other employment before the payments set forth in

Section 5(c)(ii) have been fully paid, any further payments under Section 5(c)(ii) will be reduced by the amounts payable to Executive from such new employment. Executive further agrees that if in the event Executive obtains other employment before the expiration of the eighteen-month period noted in Section 5(c)(iii), under which Executive and his dependents would be provided health and medical-care insurance coverage under such employer’s benefit plans or policies, then the Company’s obligation to continue health and medical-care insurance coverage under Section 5(c)(iii) shall immediately cease and terminate.

8. Death and Disability.

(a) Disability. If Executive should become disabled from performing his duties hereunder for a period exceeding the maximum leave allowed under the Family and Medical Leave Act (“FMLA”) and any analogous state law, the Company may terminate Executive’s employment upon thirty (30) days’ written notice. It is agreed that given the nature of Executive’s position it would not be reasonable for the Company to provide for a leave for a longer period of time. In the event of such termination, the Company shall pay to Executive the amounts described in Section 5(a) above. Executive’s rights under any benefit plan as described in Section 4(f) will be those rights accorded to any terminated employee under the plan provisions and applicable law.

(b) Death. If Executive should die during the Term of Employment, his estate will receive the payments described in Section 5(a) above, and in addition, Executive’s target bonus for the fiscal year.

9. Confidentiality and Trade Secrets. Executive recognizes that he will have access to trade secrets and proprietary information (the “Company Information”) of Holdings and the Company and any affiliate of either (a “Company Affiliate”), and he recognizes that should such information be revealed to a competitor, Company would be materially damaged in an amount difficult to calculate. Except in the performance of his duties to Holdings and the Company, Executive shall not, during the Term of Employment and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Company Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Company Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall constitute Company Information. Upon the expiration of the Term of Employment or earlier termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to Company any and all of Company Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Company Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between or among Executive and Company (and/or Company Affiliates), (ii) such Company Information which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved, or (iii) Executive is required to disclose Company Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; provided, that Executive shall, prior to any such disclosure, immediately notify the Company of such requirement; provided, further, that Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Company Information to be so disclosed on such terms as it shall determine.

10. Return of All the Company’s Property and Documents. Upon the termination of his employment, Executive immediately will return to the Holdings and the Company all property of the Companies, including, without limitation, all documents and information, however maintained (including computer files, tapes and recordings), concerning Holdings or the Company or acquired by Executive in the course and scope of his employment (excluding only those documents relating to Executive’s own salary and benefits), any laptop computer, Company-owned automobile(s), keys, access cards or credit cards.

11. Noninterference.

(a) The Executive agrees that during the Term of Employment and for two (2) year subsequent to termination of Executive’s employment with the Company for any reason (the “Non-Compete Term”) the Executive shall not:

(i) Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any such Person that engages in a Competing Business. “Competing Businesses” shall include any business which derives material revenue from the sale of swimming pool products or the service of swimming pools.

(ii) Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, an employee of the Company or any Company Affiliate for the purpose or with the intent of enticing such employee away from the employ of the Company or any Company Affiliate.

(iii) Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, a customer or supplier of the Company or any Company Affiliate for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or any Company Affiliate or (B) in any way interfering with the relationship between such Person and the Company or any Company Affiliate.

(b) The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(c) All of the covenants in this Section 11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against Holdings or the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Holdings or the Company of such covenants. It is specifically agreed that the period following the termination of the Executive’s employment with the Company during which the agreements and covenants of the Executive made in this Section 11 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 11.

(d) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 11 hereof, the period of time for which the Executive shall be prohibited pursuant to Section 11 hereof shall be the maximum time permitted by law.

12. Arbitration. Executive, Holdings and the Company agree that any and all disputes, controversies, or claims arising out of or related to this Agreement or its breach, including without limitation, disputes, claims, or controversies concerning the validity of this Agreement, in whole or in part, shall be determined exclusively by final and binding arbitration before a single arbitrator in Phoenix Arizona administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. The arbitrator shall be selected from a list of arbitrators provided by JAMS with substantial professional experience in employment matters. Company will pay all administration fees associated with the arbitration and the cost of arbitrator, it being the parties’ intention that Executive not bear any costs that he would not be required to bear in a court proceeding.

The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were to be determined as to liability and remedy by a court without a jury. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Holdings, the Company and Executive expressly waive all rights to a jury trial in court on all statutory or other claims.

13. Indemnification. Executive shall be provided with an indemnification agreement on the same terms as the Company’s other senior executives and shall be covered as an officer and director under any directors’ and officers’ liability insurance policy maintained by the Company or by any affiliate of the Company for the benefit of the officers of the Company.

14. Assignability; Third Party Beneficiary.

(a) In the event the Company shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity or all or substantially all the Company’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties, obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder.

(b) This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 14(a) above.

Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof

15. Governing Law. This Agreement was negotiated, executed and delivered within the State of Arizona, and the rights and obligations of the parties shall be construed, enforced and governed by the laws of the State of Arizona.

16. Notice. Any written notice or other document required or permitted to be given under this Agreement, including payments, shall be personally delivered or mailed, by certified mail or by first class U.S. mail, as follows:

If to Executive:

Mr. Steven L. Ortega

[ADDRESS]

If to the Company and Holdings:

3925 East Broadway Road, Suite 100

Phoenix, Arizona 85040

Attn.: Chairman of the Board

Notice shall be deemed to have been given immediately upon personal delivery or on the third business day following placement in the U.S. mail in the continental United States (or on the fifth business day if placed in the U.S. mail elsewhere in the United States) as specified above.

17. Successors. Any payments and benefits due to Executive under the Agreement that have not been made to Executive at the time of Executive’s death will be made to his surviving spouse or, if none, to his estate. The Agreement will inure to the benefit of, and be enforceable by, Holdings, the Company and their respective successors and Executive and his beneficiaries, administrators and executors.

18. Survival of Obligations. Provisions of this Agreement imposing obligations that, by character, design or otherwise, must be or can be discharged following termination of employment will remain in effect after the end of the Term of Employment until all such obligations are discharged.

19. Counterparts. This Agreement may be executed in counterparts. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original,

and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

20. No Waiver. A party’s failure to enforce any provision or provisions of this Agreement will be provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

21. Partial Invalidity. The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement.

22. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and/or written agreements. There are no other agreements, written or oral, expressed or implied, between the parties hereto concerning the subject matter hereof. This Agreement may be modified or amended only by an Agreement in writing signed by the parties.

23. Representations and Warranties. Each of Holdings and the Company represents and warrants to Executive that this Agreement has been approved by the Boards of Directors of the Companies. Executive represents and warrants to the Companies that the execution and performance of this Agreement do not and will not conflict with, violate or give rise to any liability on the part of Executive, Holdings or the Company under any agreement or policy to which Executive is subject or bound.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LESLIE’S HOLDINGS, INC.

By:	/s/ Lawrence H. Hayward
	Name:	Lawrence H. Hayward
	Title:	Chief Executive Officer

LESLIE’S POOLMART, INC.

By:	/s/ Lawrence H. Hayward
	Name:	Lawrence H. Hayward
	Title:	Chief Executive Officer

/s/ STEVEN L. ORTEGA
STEVEN L. ORTEGA